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PROSPECTUS	Filed Pursuant to Rule 424(b)(3)

10,000,000 shares of Yahoo! Inc. Common Stock

[LOGO]

YAHOO! STOCKDIRECT
A Direct Purchase Plan For Yahoo! Common Stock

    Yahoo! is pleased to offer Yahoo! StockDirect ("StockDirect" or the "Plan"), a direct stock purchase plan designed to provide investors with a convenient method to purchase shares of Yahoo! common stock. Investors can enroll in the Plan and engage in Plan transactions online at the StockPower Web site (www.stockpower.com) using an electronic payment and communication system provided by StockPower Inc. Yahoo! currently plans to launch Yahoo! StockDirect in May 2000.

    This prospectus relates to 10,000,000 shares of Yahoo! common stock, par value $0.001 per share, to be offered for purchase under the Plan. The shares covered by this prospectus are issued and outstanding in the public market. Yahoo! will not issue additional shares in connection with the Plan.

Summary of Key StockDirect Features

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  Purchase Yahoo! common stock through a convenient, low-cost method by enrolling in StockDirect online at the StockPower web site. You may also join the Plan by completing and mailing an enrollment form, together with a check, to Fleet National Bank, the Plan Agent. (Please refer to Page 20, "Summary of Plan Fees").

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  Build your investment over time, starting with as little as $250 for new investors. Once enrolled in the Plan, you may make additional investments of $50 or more through optional cash investments or through automatic monthly deductions from a qualified bank account.

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  Sell all or any portion of your Yahoo! common stock through the Plan, either online through StockPower or through the Plan Agent. Please refer to the details in this prospectus for costs associated with the sale of shares.

    Yahoo!'s common stock is quoted on the Nasdaq National Market under the symbol "YHOO." On May 8, 2000, the reported last sale price for the common stock on Nasdaq was $120 3/4 per share.

    THE SHARES OF YAHOO! COMMON STOCK BEING OFFERED ARE NOT INSURED OR PROTECTED BY ANY GOVERNMENTAL AGENCY. INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 3 IN DETERMINING WHETHER TO PURCHASE SHARES OF OUR COMMON STOCK.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May 9, 2000.

    WE HAVE NOT AUTHORIZED ANY PERSON TO PROVIDE INFORMATION OR MAKE ANY REPRESENTATION ABOUT THIS OFFERING THAT IS NOT IN THIS PROSPECTUS. PROSPECTIVE INVESTORS SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS PROHIBITED. TO THE EXTENT REQUIRED BY APPLICABLE LAW IN CERTAIN JURISDICTIONS, SHARES OFFERED THROUGH YAHOO! STOCKDIRECT ARE OFFERED ONLY THROUGH A REGISTERED BROKER-DEALER IN THOSE JURISDICTIONS. INFORMATION IN THIS PROSPECTUS IS CORRECT ONLY AS OF ITS DATE, REGARDLESS OF WHEN ANY LATER OFFER OR SALE OCCURS.

    PLEASE READ THIS PROSPECTUS CAREFULLY AND KEEP IT AND ANY FUTURE INVESTMENT STATEMENTS FOR FUTURE REFERENCE. IF YOU ARE ALREADY A REGISTERED YAHOO! STOCKHOLDER AND HAVE ANY QUESTIONS ABOUT YAHOO! STOCKDIRECT, PLEASE CALL FLEET NATIONAL BANK, THE PLAN AGENT, TOLL FREE AT 1-877-YHOO-4-US (877-946-6487). IF YOU ARE NOT CURRENTLY A REGISTERED YAHOO! STOCKHOLDER AND WOULD LIKE TO RECEIVE PLAN MATERIALS, PLEASE CALL TOLL FREE AT 1-877-YHOO-4-US (877-946-6487). CALLS MAY BE PLACED TO FLEET NATIONAL BANK, N.A. 24 HOURS A DAY, SEVEN DAYS A WEEK. CUSTOMER SERVICE REPRESENTATIVES ARE AVAILABLE BETWEEN THE HOURS OF 9:00 A.M. AND 6:00 P.M. EASTERN TIME, MONDAY THROUGH FRIDAY.

YAHOO!

    Yahoo! is a global Internet communications, commerce and media company that offers a comprehensive branded network of services to more than 145 million individuals each month worldwide. As the first online navigational guide to the Web, www.yahoo.com is the leading guide in terms of traffic, advertising, household and business user reach, and is one of the most recognized brands associated with the Internet. Yahoo! also provides online business services designed to enhance the Web presence of Yahoo!'s clients, including audio and video streaming, store hosting and management, and Web site tools and services. Yahoo!'s global Web network includes 22 local world properties outside the United States. Yahoo! has offices in Europe, Asia Pacific, Latin America, Canada and the United States, and is headquartered in Santa Clara, California.

    Yahoo! was incorporated on March 5, 1995 under the laws of California. Yahoo! was subsequently reincorporated on May 18, 1999 under the laws of Delaware. Our principal executive offices are located at 3420 Central Expressway, Santa Clara, California 95051 and our telephone number is (408) 731-3300. As used in this prospectus, the terms "we," "us," "our" and "Yahoo!" refer to Yahoo! Inc., a Delaware corporation, and its wholly-owned subsidiaries, including GeoCities and broadcast.com.

RISK FACTORS

We are in a highly competitive industry and some of our competitors may be more successful in attracting and retaining customers.

    The market for Internet products and services is highly competitive and we expect that competition will continue to intensify. Negative competitive developments could have a material adverse effect on our business and the trading price of our stock.

    We compete with many other providers of online navigation, information, entertainment, business, community, electronic commerce and broadcast services. As we expand the scope of our Internet offerings, we will compete directly with a greater number of Internet sites, media companies, and companies providing business services across a wide range of different online services, including:

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  companies offering communications services either on a stand alone basis or integrated into other products and media properties;

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  vertical markets where competitors may have advantages in expertise, brand recognition, and other factors;

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  manufacturers of personal computers who may develop their own Internet portals to which they would direct their customers;

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  online merchant hosting services; and

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  online broadcasting of business events.

    In particular, we face significant competition from America Online and Microsoft (MSN) and, to a less significant extent, other companies that have combined a variety of services under one brand in a manner similar to Yahoo! including CMGI (Alta Vista), the Walt Disney Company (The GO Network), Excite@Home, and Lycos. In certain of these cases, our competition has a direct billing relationship with the user, which we generally lack. This relationship permits our competitors to have several potential advantages including the potential to be more effective than us in targeting services and advertisements to the specific taste of their users. America Online and Time Warner recently announced the proposed merging of their companies. If completed, the merger will provide America Online with content from Time Warner's movie and television, music, books and periodicals, news, sports and other media holdings; access to a network of cable and other broadband delivery technologies; and considerable resources for future growth and expansion. The proposed America Online and Time Warner combination will also provide America Online with access to a broad potential customer base consisting of Time Warner's current customers and subscribers of its various media properties. We also face competition from Web sites focused on vertical markets where expertise in a particular segment of the market may provide a competitive advantage. On an international level, we compete directly with local providers; they may have several advantages, including greater knowledge about the particular country or local market. We must continue to obtain more knowledge about our users and their preferences as well as increase our branding and other marketing activities in order to remain competitive.

    A large number of these Web sites and online services as well as high-traffic e-commerce merchants such as Amazon.com, Inc. also offer or are expected to offer informational and community features that may be competitive with the services that we offer. In order to effectively compete, we may need to expend significant internal engineering resources or acquire other technologies and companies to provide or enhance such capabilities. Any of these efforts could have a material adverse effect on our business, operating results and financial condition and be dilutive to our stockholders.

Financial results for any particular period will not predict results for future periods.

    Because of the uncertain nature of the rapidly changing market we serve, period-to-period comparisons of operating results are not likely to be meaningful. In addition, you should not rely on the results for any period as an indication of future performance. In particular, although we experienced strong revenue growth through the first quarter of 2000, we do not believe that this level of revenue growth on a percentage basis will be sustained in future periods. In addition, we currently expect that our operating expenses will continue to increase significantly as we expand our sales and marketing operations, continue to develop and extend the Yahoo! brand, fund greater levels of product development, develop and commercialize additional media properties, and acquire complementary businesses and technologies. Further, we are subject to employer payroll taxes when our employees exercise their non-qualified stock options. The employer payroll taxes are assessed on each employee's gain, which is the difference between the price of our common stock on the date of exercise and the exercise price. During a particular period, these payroll taxes could be material. Assuming the fair market value of our common stock was $175 per share on March 31, 2000, employer payroll taxes on unrealized gains related to vested and unvested non-qualified stock options would be approximately $60.5 million and $140.6 million, respectively. These employer payroll taxes would be recorded as a charge to operations in the period such options are exercised based on actual gains realized by employees. Net proceeds that we would receive upon the exercise of such vested and unvested stock options would approximate $221.9 million and $3.3 billion, respectively. In addition, we would receive tax deductions for gains realized by employees on the exercise of non-qualified stock options for which the benefit is recorded as additional paid-in capital. However, because we are unable to predict our future stock price and the number of optionees who may exercise during any particular period, we cannot predict what, if any, expense will be recorded in a future period and the impact on our future financial results. In addition, if revenue growth levels do not meet our expectations, our financial results will be adversely affected.

We rely heavily on revenues derived from Internet advertising, which may prove to be an ineffective means of advertising for our current and potential clients.

    Currently, the majority of our revenues come from advertisements displayed on our online properties. Our ability to continue to achieve substantial advertising revenue depends upon:

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  growth of our user base;

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  our user base being attractive to advertisers;

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  our ability to derive better demographic and other information from our users;

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  acceptance by advertisers of the Web as an advertising medium; and

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  our ability to transition and expand into other forms of advertising.

If we are unsuccessful in adapting to the needs of our advertisers, it could have a material adverse effect on our business, operating results and financial condition.

We derive the majority of our revenues from the sale of advertisements under short-term contracts, which are difficult to forecast accurately.

    Most of our revenues are currently derived from agreements with advertisers or sponsorship arrangements. These agreements generally have terms no longer than three (3) years and, in many cases, the terms are much shorter. In cases where the advertiser is providing services, the agreements often have payments contingent on usage levels. Accordingly, it is difficult to accurately forecast these revenues. However, our expense levels are based in part on expectations of future revenues and, to a large extent, are fixed. We may be unable to adjust spending quickly enough to compensate for any unexpected revenue shortfall. Accordingly, the cancellation or deferral of advertising or sponsorship contracts could have a material adverse effect on our financial results. Because our operating expenses are likely to increase significantly over the near term, to the extent that our expenses increase but our revenues do not, our business, operating results, and financial condition may be materially and adversely affected.

The rate structure of some of our sponsorship arrangements subjects us to financial risk.

    A key element of our strategy is to generate advertising revenues through sponsored services and placements by third parties in our online media properties in addition to banner advertising. We typically receive sponsorship fees or a portion of transaction revenues in return for minimum levels of user impressions to be provided by us. These arrangements expose us to potentially significant financial risks in the event our usage levels decrease, including the following:

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  the fees we are entitled to receive may be adjusted downwards;

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  we may be required to "make good" on our obligations by providing alternative services;

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  the sponsors may not renew the agreements or may renew at lower rates; and

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  the arrangements may not generate anticipated levels of shared transaction revenues, or sponsors may default on the payment commitments in such agreements as has occurred in the past.

Accordingly, any leveling off or decrease of our user base or the failure to generate anticipated levels of shared transaction revenues could result in a significant decrease in our revenue levels.

We have spent considerable amounts of money and resources to provide a variety of communications services, but such services may not prove to be successful.

    Currently, a substantial portion of the traffic on our online properties is directed at our communications services, such as email, instant messaging, calendaring and chat rooms, and we expect this trend to continue for the foreseeable future. We provide these and other basic communications services free of charge to our users, as is the case with most of our competitors, and have not yet determined an effective means of generating revenues from the provision of such services. In addition, alternative revenue models for our communications and electronic commerce services, such as subscription fees and commissions, are relatively unproven and may not generate sufficient revenues to be meaningful to us. As communications services become an increasingly important part of our total offering, we must continue to provide new communications applications which are compelling to users and utilize more sophisticated communications technologies to provide such applications to many types of access devices in addition to the personal computer, while developing an effective method for generating revenues for such services. In addition, the development of these technologies require long development cycles and a more significant investment by us. If we were unable to develop such applications or use such technologies, the size and rate of growth in our user base would be adversely affected. If we cannot develop a means by which we generate revenues from our communications services that are more than sufficient to offset the costs of providing such services, our business, operating results and financial condition would be materially adversely affected.

We may not be successful in expanding the number of users of our electronic commerce services and our ability to effectively provide these services is limited because we do not have a direct billing relationship with our customers.

    We have focused, and intend to continue to focus, significant resources on the development and enhancement of our electronic commerce properties. These properties, such as Yahoo! Shopping, link users with a network of retailers with which we have relationships. However, we merely provide a means through which our users can access the sellers of the products such users may wish to purchase and do not establish a direct billing relationship with our users as a result of any such purchase. In addition, a large number of our users currently utilize our online shopping services simply to gather information for future offline purchases. We will need to effectively induce information gatherers to make purchases in order for our electronic commerce properties to be successful. The revenue that we derive from our electronic commerce services is typically in the form of a bounty or a commission paid by the retailer from whom our user purchased a product. If the user had a favorable buying experience with a particular retailer, the user may subsequently contact that retailer directly rather than through our service. If our users bypass our electronic commerce properties, such as Yahoo! Shopping, and contact retailers directly, we will not receive any revenue for purchases made through such direct contact. Competing providers of online shopping, including merchants with which we have relationships, may be able to provide a more convenient and comprehensive online shopping experience due to their singular focus on electronic commerce. As a result, we may have difficulty competing with those merchants for users of electronic commerce services. The inability of our electronic commerce properties to generate significant revenues could have a material adverse effect on our business.

We will continue to expand into international markets in which we have limited experience.

    A key part of our strategy is to develop Yahoo!-branded online properties in international markets and we have developed, through joint ventures, subsidiaries and branch offices, Yahoo! properties localized for over 15 other countries. To date, we have only limited experience in developing localized versions of our products and marketing and operating our products and services internationally and we rely on the efforts and abilities of our foreign business partners in such activities.

    We believe that in light of substantial anticipated competition, we need to move quickly into international markets in order to effectively obtain market share. However, in a number of international markets, especially those in Europe, we face substantial competition from Internet Service Providers (ISPs) that offer or may offer their own navigational services. Many of these ISPs have a dominant market share in their territories. Further, foreign providers of competing online services may have a substantial advantage over us in attracting users in their country due to more established branding in that country, greater knowledge with respect to the tastes and preferences of users residing in that country and/or their focus on a single market. We expect to continue to experience higher costs as a percentage of revenues in connection with the development and maintenance of international online properties. International markets we have selected may not develop at a rate that supports our level of investment. In particular, international markets typically have been slower than domestic markets in adopting the Internet as an advertising and commerce medium.

    In addition to uncertainty about our ability to continue to generate revenues from our foreign operations and expand our international presence, there are certain risks inherent in doing business on an international level, including:

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  trade barriers and unexpected changes in regulatory requirements;

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  difficulties in developing, staffing and simultaneously managing a large number of unique foreign operations as a result of distance, language and cultural differences;

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  higher costs of doing business in foreign countries;

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  longer payment cycles and currency exchange rate fluctuations;

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  political instability and export restrictions;

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  seasonal reductions in business activity;

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  risks related to government regulation including those more fully described below; and

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  potentially adverse tax consequences.

One or more of these factors could have a material adverse effect on our future international operations and, consequently, on our business, operating results, and financial condition.

We depend on key personnel who may not continue to work for us.

    We are substantially dependent on the continued services of our key personnel, including our two founders, our chief executive officer, president, chief financial officer, chief technical officer and vice presidents. Each of these individuals has acquired specialized knowledge and skills with respect to Yahoo! and its operations. As a result, if any of these individuals were to leave Yahoo!, we could face substantial difficulty in hiring qualified successors and could experience a loss in productivity while any such successor obtains the necessary training and experience. Many of our management personnel have reached or will soon reach the four-year anniversary of their Yahoo! hiring date and, as a result, will have become or will shortly become fully vested in their initial stock option grants. While management personnel are typically granted additional stock options, which will usually vest over a period of four years, subsequent to their hire date to provide additional incentive to remain at Yahoo!, the initial option grant is typically the largest and an employee may be more likely to leave our employ upon completion of the vesting period for the initial option grant.

    We expect that we will need to hire additional personnel in all areas. The competition for qualified personnel is intense, particularly in the San Francisco Bay Area, where our corporate headquarters are located. At times, we have experienced difficulties in hiring personnel with the right training or experience, particularly in technical areas. We do not maintain key person life insurance for any of our personnel. If we do not succeed in attracting new personnel, or retaining and motivating existing personnel, our business will be adversely affected.

We may have difficulty scaling and adapting our existing architecture to accommodate increased traffic and technology advances.

    Yahoo! is one of the most highly trafficked Web sites on the Internet and is regularly exceeding previous standards for numbers of simultaneous users, unique users and daily page views delivered. In addition, the services offered by Yahoo! and popular with users have changed significantly in the past and are expected to change rapidly in the future. Much of the architecture that we employ was not originally designed to accommodate levels or types of use that we currently experience on our online properties and it is unclear whether current or future anticipated levels of traffic will result in delays or interruptions in our service. In particular, the architecture utilized for our email and certain other communication services was not primarily designed for this purpose and may not provide satisfactory service in the future, especially as it becomes an increasingly important service offering. In the future, we may be required to make significant changes to our architecture, including moving to a completely new architecture. If we are required to switch architectures, we may incur substantial costs and experience delays or interruptions in our service. If we experience delays or interruptions in our service due to inadequacies in our current architecture or as a result of a change in architectures, users may become dissatisfied with our service and move to competing providers of online services. Further, to the extent that demand for our broadcast services content increases, we will need to expand our infrastructure, including the capacity of our hardware servers and the sophistication of our software. This expansion is likely to be expensive and complex and require additional technical expertise. Also, as we acquire users who rely upon us for a wide variety of services, it becomes more technologically complex and costly to retrieve, store and integrate data that will enable us to track each user's preferences. Any loss of traffic, increased costs, inefficiencies or failures to adapt to new technologies and the associated adjustments to our architecture would have a material adverse effect on our business.

Our competitors often provide Internet access or computer hardware to our customers and they could make it difficult for our customers to access our services.

    Our users must access our services through an Internet service provider, or ISP, with which the user establishes a direct billing relationship using a personal computer or other access device. To the extent that an access provider, such as America Online, or a computer or computing device manufacturer offers online services or properties that are competitive with those of Yahoo!, the user may find it more convenient to use the services or properties of that access provider or manufacturer. In addition, the access provider or manufacturer may make it difficult to access our services by not listing them in the access provider's or manufacturer's own directory. Also, because an access provider gathers information from the user in connection with the establishment of the billing relationship, an access provider may be more effective than Yahoo! in tailoring services and advertisements to the specific tastes of the user. To the extent that a user opts to use the services offered by his or her access provider or those offered by computer or computing device manufacturers rather than the services provided by Yahoo!, our business, operating results and financial condition will be materially adversely affected.

Our business services, while costly to develop, may fail to gain market acceptance.

    We have invested a significant amount of money and resources in the creation of our business services, such as the creation and hosting of streaming content of third parties, but such services are unproven and may fail to gain market acceptance. Because the market for these business services is new and evolving, it is difficult to predict the size of this market and its rate of growth, if any. In addition, it is uncertain whether businesses and other organizations will utilize the Internet to any significant degree as a means of broadcasting business conferences and other events. Potential business services customers must accept audio and video broadcast services over the Internet as a viable alternative to face-to-face meetings, television or audio, audio teleconferences and video conferencing. We cannot assure you that the market for business services will continue to develop or be sustainable. If the market fails to develop, develops more slowly than expected or becomes more competitive than is currently expected, our operating results could be adversely affected.

More individuals are utilizing non-PC devices to access the Internet and we may not be successful in developing a version of our service that will gain widespread adoption by users of such devices.

    In the coming years, the number of individuals who access the Internet through devices other than a personal computer such as personal digital assistants, cellular telephones and television set-top devices is expected to increase dramatically. Our services are designed for rich, graphical environments such as those available on personal and laptop computers. The lower resolution, functionality and memory associated with alternative devices may make the use of our services through such devices difficult and we may be unsuccessful in our efforts to modify our online properties to provide a compelling service for users of alternative devices. As we have limited experience to date in operating versions of our service developed or optimized for users of alternative devices, it is difficult to predict the problems we may encounter in doing so and we may need to devote significant resources to the creation, support and maintenance of such versions. If we are unable to attract and retain a substantial number of alternative device users to our online services, we will fail to capture a sufficient share of an increasingly important portion of the market for online services. Further, as the majority of our revenues are derived through the sale of banner and other advertising optimized for a personal computer screen, we may not be successful at developing a viable strategy for deriving substantial revenues from online properties that are directed at the users of alternative devices. Any failure to develop revenue-generating online properties that are adopted by a significant number of handheld device users could have a material adverse effect on our business, operating results and financial condition.

We rely on the value of the Yahoo! brand and the costs of maintaining and enhancing our brand awareness are increasing.

    We believe that maintaining and expanding the Yahoo! brand is an important aspect of our efforts to attract and expand our user and advertiser base. We also believe that the importance of brand recognition will increase due to the growing number of Internet sites and the relatively low barriers to entry. We have spent considerable money and resources to date on the establishment and maintenance of the Yahoo! brand. However, because the number of Internet navigation, commerce, community and service companies continues to grow dramatically, it has become increasingly difficult and, due to increased competition, expensive, to obtain quality television, radio, magazine, Internet and other advertising space. Further, the proliferation of Internet-based companies has resulted and will continue to result in increased consumer confusion. Consequently, we will spend increasing amounts of money on, and devote greater resources to, advertising, marketing and other brand-building efforts to preserve and enhance consumer awareness of the Yahoo! brand during 2000. We may not be able to successfully maintain or enhance consumer awareness of our brand and, even if we are successful in our branding efforts, such efforts may not be cost-effective. If we are unable to maintain or enhance consumer awareness of the Yahoo! brand in a cost-effective manner, our business, operating results and financial condition would be materially and adversely affected.

The successful operation of our business depends upon the supply of critical elements from other companies.

    We will depend upon third parties, to a substantial extent, for several critical elements of our business including various technology, infrastructure, content development, software and distribution components.

    Technology and Infrastructure.  We rely on a private third-party provider, Frontier GlobalCenter, Inc., for our principal Internet connections. Email and other service Internet connections are provided to us by GTE. We rely on Network Appliances for key components of our email service. We also rely on Exodus Communications for the hosting of our users' homepages and Level 3 Communications for hosting and access to our broadcast services. Any disruption in the Internet access provided by these third-party providers or any failure of these third-party providers to handle current or higher volumes of use could have a material adverse effect on our business, operating results, and financial condition. We license technology and related databases from third parties for certain elements of our properties, including, among others, technology underlying the delivery of news, stock quotes and current financial information, chat services, street mapping and telephone listings, streaming capabilities and similar services. We have experienced and expect to continue to experience interruptions and delays in service and availability for such elements. Furthermore, we are dependent on hardware suppliers for prompt delivery, installation, and service of servers and other equipment to deliver our products and services. Any errors, failures, interruptions, or delays experienced in connection with these third-party technologies and information services could negatively impact our relationship with users and adversely affect our brand and our business, and could expose us to liabilities to third parties.

    Distribution Relationships.  To increase traffic for our online properties and make them more available and attractive to advertisers and consumers, we have certain distribution agreements and informal relationships with leading Web browser providers such as Microsoft, operators of online networks and leading Web sites, software developers and computer manufacturers, such as Toshiba, Hewlett-Packard and Gateway, and telecommunications companies, such as Sprint PCS. These distribution arrangements typically are not exclusive and do not extend over a significant amount of time. Further, some of our distributors are competitors or potential competitors who may not renew their distribution contracts with us. Potential distributors may not offer distribution of our properties and services on reasonable terms, or at all. In addition, as new methods for accessing the Web become available, we may be required to enter into additional distribution relationships. Any failure to obtain distribution or to obtain distribution on terms that are reasonable, could have a material adverse effect on our business, results of operations, and financial condition.

    Streaming media software.  We rely on the two leading providers of streaming media products, RealNetworks and Microsoft, to license the software necessary to broadcast streaming audio and video content to our users. There can be no assurance that these providers will continue to license these products to us on reasonable terms, or at all. Our users are currently able to electronically download copies of the software to play streaming media free of charge, but providers of streaming media products may begin charging users for copies of their player software or otherwise change their business model in a manner that slows the widespread acceptance of these products. In order for our broadcast services to be successful, there must be a large base of users of these streaming media products. We have limited or no control over the availability or acceptance of streaming media software, and to the extent that any of these circumstances occur, the broadcast services portion of our business will be materially adversely affected.

Our dependence on third party content providers subjects us to risks.

    Our future success depends upon its ability to aggregate compelling content and deliver that content through its online properties. Much of the content that attracts users to the Yahoo! online properties, such as news items, stock quotes, weather reports, maps and audio and video content, is licensed from third parties such as Reuters and TIBCO. In particular, Yahoo! Broadcast relies on major sports organizations, radio and television stations, record labels, cable networks, businesses, colleges and universities, film producers and distributors, and other organizations for a large portion of the content available on the site. Our ability to maintain and build relationships with third-party content providers will be critical to our success. We may be unable to enter into or preserve relationships with the third parties whose content we seek to obtain. Many of our current licenses for third-party content extend for a period of less than two years and there can be no guarantee that they will be renewed upon their expiration. In addition, as competition for compelling content increases both locally and abroad, Yahoo!'s content providers may increase the prices at which they offer their content to Yahoo! and potential content providers may not offer their content on terms agreeable to

Yahoo!. An increase in the prices charged to us by third-party content providers could have a material adverse effect on our business, operating results and financial condition. Further, many of our content licenses with third parties are non-exclusive. Accordingly, other Webcasters may be able to offer similar or identical content. Likewise, most sports and entertainment content available on our online properties are also available on other media like radio or television. These media are currently, and for the foreseeable future will be, much more widely adopted for listening or viewing such content than the Web. These factors also increase the importance of our ability to deliver compelling editorial content and personalization of this content for users in order to differentiate ourselves. If we are unable to license or acquire compelling content, if other companies broadcast content that is similar to or the same as that provided by Yahoo!, or if we do not develop compelling editorial content or personalization services, the number of users on our online properties may not grow at all or at a slower rate than anticipated, which would decrease our advertising revenue.

As we provide more audio and video content, particularly music, we may be required to spend significant amounts of money on content acquisition and content broadcasts.

    Until recently, the majority of the content that we provided to our users was in print, picture or graphical format and was either created internally or licensed to us by third parties for little or no charge. However, we have been providing recently and we intend to continue to provide increasing amounts of audio and video content to our users, such as the broadcast of music, film content, speeches, news footage, concerts and other special events, through our broadcast services division and our other media properties, and such content may require us to make substantial payments to third parties from whom we will license or acquire such content. For example, in order to broadcast music through our online properties, we are currently required to pay royalties both on the copyright in the musical compositions and the copyright in the actual sound recordings of the music to be broadcast. Through our broadcast services division, we currently have license agreements in place with ASCAP and BMI, and are in negotiations for a license agreement with SESAC, that permit us to license the copyright for the public performance of musical compositions for which they control the rights. With respect to the copyrights in the specific sound recordings that we desire to broadcast, we must either secure a license directly from the record labels that own the rights to such recordings, or pay a statutory license fee. The statutory license fee and other terms for these licenses have not yet been determined and, therefore, the costs of broadcasting music through our online properties remains unclear. If these royalty rates are above our expectations, if the royalty rates charged by the various performance rights societies increase or if any of these or other parties with music licensing rights impose terms that make it difficult or impossible to broadcast music, we may be unable to provide music content to our users in a cost-effective manner. We believe that users of Internet services such as the Yahoo! online properties will increasingly demand high-quality audio and video content. The revenue that we receive as a result of our audio and video broadcasts may not justify the costs of providing such broadcasts. Our inability to cost-effectively provide high-quality audio and/or video content to our users could have a material adverse effect on our business, operating results and financial condition.

To successfully improve our rich media offerings, we must rely on the deployment of a true multicasting network.

    The streaming services that we acquired upon our acquisition of broadcast.com originally deployed unicasting (one user per company originated stream) technology to broadcast audio and video programming to users over the Internet. Recently, it began to deploy another broadcast technology, multicasting (multiple users per company originated stream). We believe that demand for multicasting will continue to expand and, as a result, we must continue to enhance this capability in the future.

    We will be required to test, deploy and successfully scale a multicast network infrastructure to serve mass audiences. There can be no assurance that we will be successful in doing so, that multicasting will be able to support a substantial audience or that an alternative technology will not emerge that offers superior broadcasting technology as compared to multicasting. In the event that multicasting technology is not successfully deployed in a timely manner or such an alternative technology emerges, we may be required to expend significant resources to deploy a technology other than multicasting, which could adversely affect our results of operations. If Yahoo! Broadcast Services fails to scale its broadcasts to large audiences of simultaneous users, such failure could adversely affect that portion of our business.

We must manage our growth successfully, including the integration of recently-acquired companies, in order to achieve our desired results.

    We have experienced dramatic growth in personnel in recent years and expect to continue to hire large numbers of additional personnel. As the number of Yahoo! employees grows, it will become increasingly difficult and more costly to manage our personnel. Further, as a result of recent acquisitions and international expansion, almost one-half of our employees are based outside of our Santa Clara headquarters. If we are unable to effectively manage a large and geographically dispersed group of employees, our business will be adversely affected.

    As part of our business strategy, we have completed several acquisitions, including our recent acquisitions of GeoCities and broadcast.com, and expect to enter into additional business combinations and acquisitions. Acquisition transactions are accompanied by a number of risks, including:

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  the difficulty of assimilating the operations and personnel of the acquired companies;

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  the potential disruption of our ongoing business and distraction of management;

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  the difficulty of incorporating acquired technology or content and rights into our products and media properties and unanticipated expenses related to such integration;

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  the negative impact on reported earnings if any of these transactions that are expected to qualify for pooling of interest accounting treatment for financial reporting purposes fail to so qualify;

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  the correct assessment of the relative percentages of in-process research and development expense that can be immediately written off as compared to the amount which must be amortized over the appropriate life of the asset;

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  the failure to successfully develop an acquired in-process technology resulting in the impairment of amounts currently capitalized as intangible assets;

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  the impairment of relationships with employees and customers as a result of any integration of new management personnel; and

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  the potential unknown liabilities associated with acquired businesses.

We may not be successful in addressing these risks or any other problems encountered in connection with such acquisitions.

Our intellectual property rights are costly and difficult to protect.

    We regard our copyrights, trademarks, trade dress, trade secrets, and similar intellectual property, including our rights to certain domain names, as critical to our success. We rely upon trademark and copyright law, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to protect our proprietary rights. For example, we have obtained the registration for certain of our trademarks, including "Yahoo!" and "Yahooligans!" Effective trademark, copyright, and trade secret protection may not be available in every country in which our products and media properties are distributed or made available through the Internet, and while we attempt to ensure that the quality of our brand is maintained by our licensees, our licensees may take actions that could materially and adversely affect the value of our proprietary rights or the reputation of our products and media properties. We are aware that third parties have, from time to time, copied significant portions of Yahoo! directory listings for use in competitive Internet navigational tools and services. Protection of the distinctive elements of Yahoo! may not be available under copyright law. We cannot guarantee that the steps we have taken to protect our proprietary rights will be adequate.

We may be subject to intellectual property infringement claims, which are costly to defend and could limit our ability to use certain technologies in the future.

    Many parties are actively developing search, indexing, e-commerce and other Web-related technologies, as well as a variety of online business models and methods. We believe that these parties will continue to take steps to protect these technologies, including, but not limited to, seeking patent protection. As a result, disputes regarding the ownership of these technologies and rights associated with online business are likely to arise in the future. In addition to existing patents and intellectual property rights, we anticipate that additional third-party patents related to our services will be issued in the future. From time to time, parties assert patent infringement claims against us in the form of letters, lawsuits and other forms of communications. Currently, we are engaged in two lawsuits regarding patent issues and have been notified of a number of other potential disputes.

    In addition to patent claims, third parties have asserted and most likely will continue to assert claims against us alleging infringement of copyrights, trademark rights, trade secret rights or other proprietary rights, or alleging unfair competition or violations of privacy rights. In the event that we determine that licensing patents or other proprietary rights is appropriate, we cannot guarantee that we will be able to license such proprietary rights on reasonable terms or at all. We may incur substantial expenses in defending against third-party infringement claims regardless of the merit of such claims. In the event that there is a determination that we have infringed third-party proprietary rights or other third party rights such as publicity and privacy rights, we could incur substantial monetary liability or be prevented from using the rights, which could require us to change our business practices in the future.

    We are aware of lawsuits filed against two of our competitors regarding the presentment of advertisements in response to search requests on "keywords" that may be trademarks of third parties. Initial rulings in these lawsuits were in favor of our competitors, but the plaintiffs in these lawsuits have appealed these initial rulings. In addition, lawsuits have been filed against broadcast.com, a company we acquired in July 1999, alleging patent infringement relating to broadcast.com's use of streaming media products. It is not clear what, if any, impact an adverse ruling in these recently-filed lawsuits would have on us.

We are subject to U.S. and foreign government regulation of the Internet, the impact of which is difficult to predict.

    There are currently few laws or regulations directly applicable to the Internet. The application of existing laws and regulations to Yahoo! relating to issues such as user privacy, defamation, pricing, advertising, taxation, gambling, sweepstakes, promotions, content regulation, quality of products and services, and intellectual property ownership and infringement can be unclear. In addition, we will also be subject to new laws and regulations directly applicable to our activities. Any existing or new legislation applicable to us could expose us to substantial liability, including significant expenses necessary to comply with such laws and regulations, and dampen the growth in use of the Web.

    Several recently passed federal laws could have an impact on our business. The Digital Millennium Copyright Act is intended to reduce the liability of online service providers for listing or linking to third-party Web sites that include materials that infringe copyrights or other rights of others. The Children's Online Protection Act and the Children's Online Privacy Protection Act are intended to restrict the distribution of certain materials deemed harmful to children and impose additional restrictions on the ability of online services to collect user information from minors. In addition, the Protection of Children From Sexual Predators Act of 1998 requires online service providers to report evidence of violations of federal child pornography laws under certain circumstances. Such legislation may impose significant additional costs on our business or subject us to additional liabilities.

    We post privacy policies concerning the use and disclosure of user data. In addition, GeoCities, a company we acquired in 1999, is required to comply with a consent order between it and the Federal Trade Commission (the "FTC"), which imposes certain obligations and restrictions with respect to information collected from users. Further, the FTC is conducting an inquiry into certain of our consumer information practices to determine whether we have complied with applicable FTC consumer protection regulations. In connection with this inquiry, the FTC has requested that we provide information about our practices and submit various documents and other materials to the FTC. Any failure by us to comply with our posted privacy policies, the consent order, FTC requirements (including the inquiry mentioned above) or other privacy-related laws and regulations could result in proceedings by the FTC or others which could potentially have an adverse effect on our business, results of operations and financial condition.

    Due to the global nature of the Web, it is possible that the governments of other states and foreign countries might attempt to regulate its transmissions or prosecute us for violations of their laws. We might unintentionally violate such laws, such laws may be modified and new laws may be enacted in the future. Any such developments could have a material adverse effect on our business, operating results and financial condition.

We may be subject to legal liability for our online services.

    We host a wide variety of services that enable individuals to exchange information, generate content, conduct business and engage in various online activities, including public message posting and services relating to online auctions and homesteading. The law relating to the liability of providers of these online services for activities of their users is currently unsettled. Claims have been threatened and could be brought against us for defamation, negligence, copyright or trademark infringement, unlawful activity, tort, including personal injury, fraud, or other theories based on the nature and content of information that we provide links to or that may be posted online or generated by our users or with respect to auctioned materials. In addition, we are aware that governmental agencies are currently investigating the conduct of online auctions.

    We also periodically enter into arrangements to offer third-party products, services, or content under the Yahoo! brand or via distribution on various Yahoo! properties, including stock quotes and trading information. We may be subject to claims concerning these products, services or content by virtue of our involvement in marketing, branding, broadcasting or providing access to them, even if we do not ourselves host, operate, provide, or provide access to these products, services or content. While our agreements with these parties often provide that we will be indemnified against such liabilities, such indemnification may not be adequate.

    It is also possible that, if any information provided directly by us contains errors or is otherwise negligently provided to users, third parties could make claims against us. For example, we offer Web-based email services, which expose us to potential risks, such as liabilities or claims resulting from unsolicited email, lost or misdirected messages, illegal or fraudulent use of email, or interruptions or delays in email service. Investigating and defending any of these types of claims is expensive, even to the extent that the claims do not result in liability.

Our stock price has been volatile historically, which may make it more difficult for you to resell shares when you want at prices you find attractive.

    The trading price of our common stock has been and may continue to be subject to wide fluctuations. During the first quarter of 2000, the closing sale prices of our common stock on the Nasdaq Stock Market ranged from $153.81 to $237.50 and the sale price of our common stock closed at $120 3/4 on May 8, 2000. Our stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, announcements of technological innovations or new products and media properties by us or our competitors, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable, and news reports relating to trends in our markets. In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance.

Management and one large stockholder beneficially own approximately 41% of our stock; their interests could conflict with yours; significant sales of stock held by them could have a negative effect on Yahoo!'s stock price.

    Yahoo!'s directors and executive officers and SOFTBANK beneficially own approximately 41% of our outstanding common stock as of March 31, 2000. Eric Hippeau is a member of our Board of Directors and is also the Chairman and CEO of Ziff-Davis, a subsidiary of SOFTBANK. As a result of their ownership and positions, our directors and executive officers and SOFTBANK collectively are able to significantly influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control of Yahoo!. In addition, sales of significant amounts of shares held by Yahoo!'s directors and executive officers and SOFTBANK, or the prospect of these sales, could adversely affect the market price of Yahoo! common stock.

Our operations could be significantly hindered by the occurrence of a natural disaster or other catastrophic event.

    Our operations are susceptible to outages due to fire, floods, power loss, telecommunications failures, break-ins and similar events. In addition, the majority of our network infrastructure is located in Northern California, an area susceptible to earthquakes. We do not have multiple site capacity for all of our services in the event of any such occurrence. Despite our implementation of network security measures, our servers are vulnerable to computer viruses, break-ins, and similar disruptions from unauthorized tampering with our computer systems. In addition, we are vulnerable to coordinated attempts to overload our systems with data, resulting in denial or reduction of service to some or all of our users for a period of time. We have experienced a coordinated denial of service attack in the past, and may experience such attempts in the future. We do not carry sufficient business interruption insurance to compensate us for losses that may occur as a result of any of these events. Any such event could have a material adverse effect on our business, operating results, and financial condition.

Anti-takeover provisions could make it more difficult for a third party to acquire us.

    Our Board of Directors has the authority to issue up to 10,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of common stock may be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of Yahoo! without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. We have no present plans to issue shares of preferred stock. Further, certain provisions of our charter documents, including provisions eliminating the ability of stockholders to take action by written consent and limiting the ability of stockholders to raise matters at a meeting of stockholders without giving advance notice, may have the effect of delaying or preventing changes in control or management of Yahoo!, which could have an adverse effect on the market price of our stock. In addition, our charter documents do not permit cumulative voting, which may make it more difficult for a third party to gain control of our Board of Directors.

PLAN SUMMARY

    Yahoo! StockDirect is a convenient and low-cost stock purchase plan available to new investors to make an initial purchase, and to existing stockholders to increase their holdings of Yahoo! common stock. Participation in Yahoo! StockDirect is entirely voluntary, and no advice or recommendation is given by Yahoo!, StockPower or the Plan Agent regarding your decision to participate in the Plan.

    Enroll Now Online:  Any investor can purchase Yahoo! common stock online at StockPower's Web site, www.stockpower.com.

    Enroll by Mail:  To enroll by mail, please follow the instructions under the heading "Investing Via the Mail."

    Initial Investment Minimums and Maximums.  If you are not already a registered holder of Yahoo! common stock, the minimum initial investment is $250. If you already hold Yahoo! shares in your name, you can simply enroll in the plan to participate. The maximum investment is $150,000 per calendar year.

    Making Additional Investments:  Once you are enrolled in the Plan you may make additional investments at any time with as little as $50 online with StockPower, or by mailing a check to Fleet National Bank, hereafter referred to as the Plan Agent. You can also purchase stock systematically by authorizing the Plan Agent to make automatic monthly deductions from a qualified bank account. Plan participants enrolling with StockPower can specify automatic monthly deductions online, and can change this option online on StockPower's Web site. Please see information set forth in this prospectus under "Summary of Plan Fees" with respect to fees for additional investment.

    How Shares are Purchased and Priced.  Stock will be purchased in the open market by the Plan Agent and the price per share will be the weighted average price per share paid on the investment date. Please note that you will not be able to instruct the Plan Agent to purchase shares at a specific date or time or at a specific price. The Plan Agent will make purchases on up to two designated days during the week, typically Tuesdays and Thursdays. If you would like to make a purchase on one of the designated days, you must provide the Plan Agent with your request by the deadlines set forth under "How Shares Are Purchased And Priced—Purchase Intervals."

    Full Investment.  Your funds will be fully invested because the Plan Agent will credit your Plan account with fractional shares if necessary. Dividends, if declared, will be paid on whole and fractional shares. Yahoo! has never paid a cash dividend on its common stock. The payment of any cash dividends in the future is subject to the discretion of Yahoo!'s Board of Directors, the financial condition of Yahoo! and other factors.

    Certificate Safekeeping.  As a participant in Yahoo! StockDirect, you may deposit your Yahoo! common stock certificates with the Plan Agent for safekeeping. You may also continue to hold your Yahoo! common stock in street name through a stockbroker.

    Obtaining a Stock Certificate.  You may obtain a certificate for some or all of the shares in your Plan account at any time by simply requesting the Plan Agent to withdraw shares from the Plan. Plan participants enrolled with StockPower may also request share certificates online on StockPower's Web site.

    Convenient, Low-Cost Sales.  You can sell your Yahoo! common stock held through the Plan conveniently either online or by contacting the Plan Agent by telephone, subject to fees lower than those typically charged by stockbrokers. Please note that neither you nor Yahoo! will be able to instruct the Plan Agent to sell shares at a specific date or time or at a specific price.

    Online Account Access.  Being an online participant, you can keep track of your Plan account and conduct new transactions using the Internet and StockPower. You may also receive account information by contacting the Plan Agent by telephone or mail.

    A DISADVANTAGE OF INVESTING THROUGH THE PLAN IS THAT NEITHER YOU NOR YAHOO! HAVE THE AUTHORITY OR POWER TO CONTROL THE TIMING OR PRICING OF SHARES PURCHASED OR SOLD UNDER THE PLAN OR THE SELECTION OF ANY BROKER MAKING PURCHASES OR SALES FOR THE PLAN. THEREFORE, THE PRICE OF YAHOO! COMMON STOCK MAY CHANGE DURING THE PERIOD PENDING INVESTMENT OR SALE OF SHARES HELD UNDER THE PLAN. FOR EXAMPLE, IF YOU TRANSMIT INSTRUCTIONS TO MAKE AN INITIAL OR OPTIONAL CASH INVESTMENT, IT IS POSSIBLE THAT THE MARKET PRICE OF YAHOO! COMMON STOCK WHEN THE PLAN AGENT PURCHASES SHARES ON BEHALF OF THE PLAN AND CREDITS THEM TO YOUR ACCOUNT WILL BE HIGHER OR LOWER THAN WHEN YOU TRANSMITTED THE INSTRUCTIONS. IN ADDITION, YOU WILL NOT EARN INTEREST ON CASH PENDING INVESTMENT.

Administration Of The Plan

    The Plan is administered by Fleet National Bank, which serves as Yahoo!'s transfer agent, registrar and dividend disbursing agent. As Plan Agent, Fleet National Bank acts as agent for Plan participants and keeps records, sends statements and performs other duties relating to the Plan. Fleet National Bank is assisted by EquiServe, a service provider for the Plan Agent.

    The Plan Agent can be contacted at:

Written Inquiries:	Fleet National Bank c/o EquiServe P.O. Box 8040 Boston, MA 02266-8040
Telephone Inquiries:	1-877-YHOO-4-US (877-946-6487)

    Requests for enrollment packages for new investors: 1-877-YHOO-4-US (877-946-6487), or download at www.equiserve.com.

    When communicating with the Plan Agent, please have available your latest Plan account statement and taxpayer identification number.

Online Account View And Reports To Plan Participants

    All investors participating in the Plan online through StockPower will have access to an account summary area to review their Plan transaction history and position summary. This summary may be printed and retained for record keeping purposes.

    Investors participating in the Plan by mail will receive a statement following any account activity and an annual summary statement of account activity. Supplemental account statements will be provided when you have made a cash investment or deposited, transferred or withdrawn shares. The Plan Agent will also send transaction statements promptly after each sale of shares under the Plan. You should retain these statements in order to establish the cost basis of shares purchased under the Plan for income tax and other purposes. In addition, each participant will receive all communications sent to all other stockholders, such as annual reports and proxy statements.

Who Can Join

    Whether or not you are a stockholder of Yahoo!, you may enroll in the Plan by completing and returning the appropriate enrollment form online using StockPower or the mail, and making an initial investment of at least $250.

    Please note that regulations in certain countries may limit or prohibit participation in services provided under this type of program. Therefore, persons residing outside the United States are responsible for determining whether they are subject to any governmental regulations prohibiting or limiting their participation before requesting any of the services provided through the Plan, and are responsible for complying with any such regulations. In addition, certain officers and directors of

Yahoo! are prohibited from participating in the Plan. Yahoo!, StockPower and the Plan Agent reserve the right to prohibit or terminate participation of any stockholder or prospective stockholder if deemed necessary or advisable under any applicable laws or regulations.

How To Join The Plan

    There are two ways to invest in the Plan: online or via the mail. To utilize the Plan's online features, you must first set up an account with StockPower. You may set up a StockPower online account at any time—even if you already are enrolled in the Plan, but prefer to work online.

Enrolling And Investing Online

    STEP ONE: Set up an account with StockPower's online investment service:  Online enrollment is the Plan's most convenient method. Yahoo! has teamed up with StockPower to give Plan participants access to the online investment service. To be eligible to buy and sell Yahoo! common stock and access the Plan's other features online, simply click on "Invest Direct" on StockPower's Web site, www.stockpower.com, and follow the step-by-step prompts on your screen to set up your StockPower account.

    STEP TWO: Online Enrollment:  Once you set up an account with StockPower's online investment service, simply follow the online instructions for completing and submitting an electronic enrollment form to join Yahoo! StockDirect and, if applicable, authorizing the Plan Agent to deduct the amount of your initial investment from your designated bank account.

Enrolling And Investing By Mail

    Mail Enrollment:  If you do not have access to the Internet or wish to use this service by mail, you may enroll in the Plan by mail by following these steps:

  •
  Obtain an Enrollment Form, a copy of this prospectus and other Plan materials by calling the Plan Agent toll-free at (1-877-YHOO-4-US (877-946-6487). For faster service, you also may download a copy of the Enrollment Form from StockPower's Web site: http://dsp.yahoo.stockpower.com.
  •
  Complete the Enrollment Form and return it by mail to the Plan Agent (at the Plan Agent's address previously set forth) together with a signed check for the amount of your initial investment.

How To Purchase And Sell Shares After Enrollment

    Once you are enrolled in the Plan, you can access the following additional investment options through StockPower's online investment service, or by mail:

    Optional Cash Investments:  You can make additional investments in Yahoo! common stock anytime using StockPower or the mail. Each cash investment must be for at least $50, but you cannot invest more than $150,000 in a calendar year.

    Using StockPower:  Simply click on the "Log On to Your Portfolio" hyperlink at StockPower's Web site, www.stockpower.com, and follow the instructions to buy or sell stock online. Your orders will be transmitted directly to the Plan Agent together with your payment information and authorization.

    Using the Mail:  Mail a check or money order in U.S. dollars drawn against U.S. funds payable to EquiServe—Yahoo!, accompanied by the Cash Investment and Other Transaction Form attached to your account statement, to the Plan Agent at the address stated on the Form. The Plan Agent cannot accept cash or third party checks.

    Automatic Monthly Investments From Your Bank Account:  You can authorize monthly automatic deductions from your account at any financial institution that is a member of the National Automated Clearing House Association (NACHA). The minimum amount per monthly deduction is $50. This feature will allow you to gradually build your investment in Yahoo!.

    Using StockPower:  To initiate this service using StockPower, simply complete and submit an online Automatic Monthly Deduction Authorization using the StockPower system. You may also use the StockPower system to change any aspect of the instruction online, including terminating the automatic deductions. Initial set-up, changes and terminations to the automatic deduction instructions using the StockPower system will be made as soon as practicable following request.

    Using the Mail:  Investors may also use the mail to initiate this automatic monthly service. Mail participants must send a completed Automatic Monthly Deduction Authorization form to the Plan Agent using the mail. Stockholders who wish to utilize the Automatic Monthly Deduction feature should contact the Plan Agent for the Automatic Monthly Deduction Authorization form. To change any aspect of the instructions, you can use the mail to send a revised form to the Plan Agent. To terminate the deductions, you must notify the Plan Agent in writing. Unless you are investing through the StockPower online service, please allow sufficient time for initial set-up, changes and terminations to be effective, but such instructions will be processed as soon as possible.

    Once automatic deductions begin, funds will be deducted from your designated account on the 25th day of each month, or the next business day if the 25th day is not a business day.

Summary Of Plan Fees

Transaction	Online with StockPower	By Mail
Investment Fees
Initial Investment	$5 (This fee will be deducted from the initial investment for new Yahoo! stockholders only; existing Yahoo! stockholders will not be charged this fee).	$5 (This fee will be deducted from the initial investment for new Yahoo! stockholders only; existing Yahoo! stockholders will not be charged this fee).
Optional Cash Investment	$5 per investment, plus an additional approximate $0.05 per share acquired* (inclusive of brokerage commissions).	$5 per investment, plus an additional approximate $0.05 per share acquired* (inclusive of brokerage commissions).
Automatic Cash Investment	$2 per investment, plus an additional approximate $0.05 per share acquired* (inclusive of brokerage commissions).	$2 per investment, plus an additional approximate $0.05 per share acquired* (inclusive of brokerage commissions).
Sale of Shares
Sales Fee	$10.00 per transaction, plus an additional approximate $0.12 per share sold* (inclusive of brokerage commissions).	$10.00 per transaction, plus an additional approximate $0.12 per share sold* (inclusive of brokerage commissions).
Other Fees
Insufficient Funds	$25.00 each incident	$25.00 each incident

*
The precise additional per-share fee for non-initial investments or for sales under the Plan will depend on the aggregate number of shares purchased or sold, as applicable, on the transaction date.

    Insufficient Funds:  If the Plan Agent does not receive credit for a cash payment because of insufficient funds or incorrect draft information, the requested purchase will be deemed void, and the Plan Agent will immediately remove from your account any shares already purchased in anticipation of receiving such funds. An "Insufficient Funds" fee of $25 will be charged to your account. The Plan Agent may place a hold on your Plan account until the "Insufficient Funds" fee is received from you, may sell any such shares to satisfy an uncollected amount, or may take such other action as it deems necessary to collect such fee. Furthermore, if the net proceeds from the shares are insufficient to satisfy the balance of the uncollected amounts, the Plan Agent may sell additional shares from your account as necessary to satisfy the uncollected balance. Shares purchased for your account cannot be sold until sufficient funds are received and cleared by the Plan Agent.

How Shares Are Purchased And Priced

    Source of Shares Purchased by the Plan:  Share purchases will be made by the Plan Agent in the open market. Share purchases in the open market may be made on any stock exchange or national market system where Yahoo! is traded, in the over-the-counter market or by negotiated transactions on such terms as the Plan Agent may reasonably determine. Please note that neither you nor Yahoo! will have the power to direct the date, time or price at which shares may be purchased by the Plan Agent.

    Purchase Intervals:  The Plan Agent will attempt to buy common stock in the open market through a registered broker-dealer on the investment dates twice each week, typically each Tuesday and Thursday. To make an investment on these days, the Plan Agent must receive your request for purchase and funds by the following deadlines:

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  To make the Tuesday or Thursday investment date, requests for purchase made by physical check must be received by the Plan Agent before noon Eastern Time at least two business days prior to the investment date. First-time online requests for purchase must be placed before noon Eastern Time at least four business days prior to the investment date. Subsequent online requests for purchase must be placed before noon Eastern Time at least four business days prior to the investment date.

    The Plan Agent will commingle all funds received from participants and execute one purchase in the market for Yahoo! Shares. After this purchase, the Plan Agent will distribute the appropriate number of Shares to each plan participant's account based on such person's participation in that purchase. Please note that the first time you use the online method to invest, your order must be placed by noon Eastern Time at least four business days prior to the investment date in order for the Plan Agent to receive the funds in time for the investment deadline. Subsequent online requests for purchases must be placed by noon Eastern Time at least four business days prior to the investment date. If the Tuesday or Thursday is not a day on which the NASDAQ Stock Market is open, or falls on a day which is not a business day in Massachusetts, then the investment will occur on the next succeeding business day. Optional cash purchases not received before the applicable investment date deadline will not be invested until the next succeeding investment date. No interest will be paid on any funds held by the Plan Agent between investment dates. Once you have placed your order, you may not request a cash refund or otherwise change your order.

    Automatic Monthly Withdrawals.  If you elect to make monthly investments through automatic withdrawals from your bank account, those investments will be made only on the last investment date of each month. Your account will be debited on the 25th of each month or the next business day if the 25th is not a business day.

    Price of Shares Purchased Through the Plan:  As shares will be purchased in the open market, they will be credited to your account at the weighted average price incurred to purchase all shares acquired at that investment date.

A DISADVANTAGE OF INVESTING THROUGH THE PLAN IS THAT NEITHER YOU NOR YAHOO! HAVE THE AUTHORITY OR POWER TO CONTROL THE TIMING OR PRICING OF SHARES PURCHASED OR SOLD UNDER THE PLAN OR THE SELECTION OF ANY BROKER MAKING PURCHASES OR SALES FOR THE PLAN. THEREFORE, THE PRICE OF YAHOO! COMMON STOCK MAY CHANGE DURING THE PERIOD PENDING INVESTMENT OR SALE OF SHARES HELD UNDER THE PLAN. FOR EXAMPLE, IF YOU TRANSMIT INSTRUCTIONS TO MAKE AN INITIAL OR OPTIONAL CASH INVESTMENT, IT IS POSSIBLE THAT THE MARKET PRICE OF YAHOO! COMMON STOCK WHEN THE PLAN AGENT PURCHASES SHARES ON BEHALF OF THE PLAN AND CREDITS THEM TO YOUR ACCOUNT WILL BE HIGHER OR LOWER THAN WHEN YOU TRANSMITTED THE INSTRUCTIONS. IN ADDITION, YOU WILL NOT EARN INTEREST ON CASH PENDING INVESTMENT.

Sale Of Shares Through The Plan

    You may sell any number of whole shares held in your Plan account at any time using the StockPower system or the mail.

    To initiate a sale transaction online, simply click on the "Log On to Your Portfolio" hyperlink at StockPower's Web site at www.stockpower.com and follow the instructions to sell shares. You may also sell whole shares in your Plan account using the mail by completing the appropriate section of your account statement and returning it to the Plan Agent.

    Upon receiving sale instructions, the Plan Agent will promptly forward your request to the Plan's purchasing agent, and the purchasing agent will sell your shares, along with shares to be sold for other accounts, as promptly as practicable. Proceeds from the sale, less a sales fee of $10 and a brokerage commission of approximately $0.12 per share, will be sent to you following the settlement date, which is three business days from the date of the sale.

    Please note that neither you nor Yahoo! will have the power to direct the date, time or price at which shares may be sold by the Plan Agent.

    Certificated shares (that is, Yahoo! shares that you are holding in your name), and "street name" shares (that is, Yahoo! shares that are held for you by a bank or broker) also can be deposited into your Plan account and subsequently sold through the Plan.

Share Safekeeping

    The Plan provides a stock deposit feature to eliminate the need to hold physical stock certificates. If you currently hold physical stock certificates, you may combine these shares with shares held through the Plan. Please note, however, that this service does not apply to restricted stock, which bears a restrictive legend. There is no charge for this service. The certificates do not need to be endorsed. However, please ensure that your stock certificates are sent by certified or registered/insured mail or by some other safe means as neither Yahoo!, StockPower, nor the Plan Agent bears any risk of loss while in transit.

Share Transfers

    Investors may transfer ownership of some or all of their Plan shares by sending the Plan Agent written, signed transfer instructions. Signatures of all registered holders must be "Medallion Guaranteed" by a financial institution participating in the Medallion Guarantee program. The Medallion Guarantee program ensures that the individual signing is in fact the owner as indicated on the participant's account. A notarized signature is not the same as a Medallion Guaranteed signature, and a notarized signature will not be sufficient to effect a transfer.

    You may transfer shares to new or existing stockholders by submitting gift/transfer instructions to the Plan Agent in accordance with the procedures set forth above.

Obtaining A Stock Certificate

    You may obtain a certificate for some or all of the shares in your Plan account at any time by simply requesting the Plan Agent to withdraw shares from the Plan. To obtain delivery of shares using the online system, click on the "Log On to Your Portfolio" hyperlink at StockPower's Web site and follow the certificate delivery instructions. Paper-based investors may call or write the Plan Agent to receive a delivery form. This service is free and the Plan Agent expects that requests will be handled in 7 to 10 business days following the request.

Termination Or Modification Of Participation

    You may terminate your participation in the Plan by delivering written notice to the Plan Agent. Upon termination, you must elect to receive either a certificate for the number of whole shares held in your Plan account and a check for the value of any fractional share, or to have all of the shares in your Plan account sold for you as described above under "Sale of Shares Through the Plan."

    If you elect to have your shares sold in connection with the termination of your participation in the Plan, a fee of $10 will be charged, along with a commission of approximately $0.12 per share sold. The per share commission will also apply to the sale of any fractional share. If you chose to have all whole shares issued in certificate form, there is no termination fee.

    Any certificates issued upon termination will be issued in the name or names in which the account is registered, unless otherwise instructed. If the certificate is to be issued in a name other than the name or names on your Plan account, your signature (and that of any co-owner) on the instructions for transfer must be "Medallion Guaranteed" by a financial institution participating in a Medallion Guarantee program. No certificates will be issued for fractional shares. The Plan Agent will process notices of withdrawal and send proceeds to you as soon as practicable, without interest.

Stock Split, Stock Dividend Or Rights Offering

    Any dividends in common stock or split shares distributed by Yahoo! on all shares registered on the books of Fleet National Bank in your name will be added to your Plan account.

    In the event of a rights offering by Yahoo! to the holders of its common stock, you will receive rights based upon the total number of whole shares of Yahoo! common stock owned, that is, the total number of shares registered in your name and the shares held in your Plan account.

Voting Of Plan Shares

    In connection with any meeting of Yahoo! stockholders, you will receive proxy materials, including a proxy card representing both the shares for which you hold physical certificates and the shares held in your Plan account. These shares will be voted as you indicate on the proxy card. Fractions of shares will not be voted.

Changes To The Plan

    Yahoo! reserves the right to suspend, terminate or modify the Plan or any of its terms at any time without prior notice to Plan participants. Yahoo! will send Plan participants written notice of any material changes.

Limitation Of Liability

    IF YOU CHOOSE TO PARTICIPATE IN THE PLAN, YOU SHOULD KNOW THAT NEITHER YAHOO!, STOCKPOWER NOR THE PLAN AGENT CAN ASSURE YOU OF A PROFIT OR PROTECT YOU AGAINST A LOSS OF YOUR INVESTMENT IN THE SHARES THAT YOU PURCHASE UNDER THE PLAN. NEITHER YAHOO!, STOCKPOWER NOR THE PLAN AGENT WILL BE LIABLE FOR ANY ACT DONE IN GOOD FAITH OR FOR ANY GOOD FAITH OMISSION TO ACT, INCLUDING WITHOUT LIMITATION ANY CLAIM OF LIABILITY ARISING OUT OF FAILURE TO TERMINATE A PARTICIPANT'S ACCOUNT UPON SUCH PARTICIPANT'S DEATH; LOSS OR CORRUPTION OF DATA; THE PRICE AT WHICH SHARES ARE PURCHASED OR SOLD FOR THE PARTICIPANT'S ACCOUNT; THE TIMES WHEN PURCHASES OR SALES ARE MADE UNDER THE PLAN; OR FLUCTUATIONS IN THE MARKET VALUE OF YAHOO! COMMON STOCK. THIS LIMITATION OF LIABILITY WILL NOT CONSTITUTE A WAIVER BY ANY PARTICIPANT OF HIS OR HER RIGHTS UNDER UNITED STATES FEDERAL SECURITIES LAWS.

Tax Considerations

    Yahoo! believes the following is an accurate summary of U.S. federal income tax considerations with respect to participation in the Plan as of the date of this Prospectus. This summary may not reflect every possible situation that could result from participation in the Plan, and, therefore, participants in the Plan are strongly advised to consult their own tax advisors with respect to the tax considerations (including federal, state, local and other tax laws and U.S. tax withholding laws) applicable to their particular situations.

    You will not realize gain or loss for U.S. federal income tax purposes upon a transfer of shares to your Yahoo! direct stock purchase plan account or the withdrawal of whole shares from your account. You will, however, generally realize gain or loss upon the receipt of cash for fractional shares held in the Plan. You will also realize gain or loss when your shares are sold. Assuming that the shares are held as capital assets, gain or loss realized on the sale or other disposition of such shares will be capital gain or loss, and will be long-term capital gain or loss only if the shares were held for more than one year. The amount of gain or loss will be the difference between the amount that you receive for the shares sold and the cost basis of those shares (generally, the amount you paid for the shares). The cost basis for U.S. federal income tax purposes of any shares acquired through the Plan will be the purchase price for the shares credited by the Plan Agent to your account as described in the section entitled "How Shares are Purchased and Priced" plus the amount of any brokerage commissions and transaction fees paid by you in respect of such purchase. Your Plan activity statements will show all such amounts paid. You should retain all such activity statements for your records.

    The above rules may not be applicable to certain persons, such as tax-exempt entities (e.g., pension funds) and foreign stockholders. Such persons should consult their own tax advisors concerning the tax considerations applicable to their situations.

LEGAL MATTERS

    The validity of the common stock offered hereby has been passed upon for Yahoo! by Venture Law Group, A Professional Corporation, Menlo Park, California, counsel to Yahoo!.

EXPERTS

    The consolidated financial statements incorporated in this Prospectus by reference to Yahoo! Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

    This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC. We file the annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the Registration Statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20549, and at the following Regional Offices of the SEC: Seven World Trade Center, New York, New York 10048, and Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. You can obtain copies from the public reference room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549 upon payment of certain fees. You can call the SEC at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's World Wide Web site at http://www.sec.gov. Our common stock is quoted on The Nasdaq National Market. Reports, proxy and information statements and other information concerning Yahoo! Inc. may be inspected at The Nasdaq Stock Market at 1735 K Street, NW, Washington, D.C. 20006.

    The SEC allows us to "incorporate by reference" certain of our publicly-filed documents into this prospectus, which means that information included in these documents is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, during the effectiveness of this Registration Statement.

    The following documents filed with the SEC are incorporated by reference in this prospectus:

    1.  Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (File No. 0-28018).

    2.  Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000 (File No. 0-28018)

    3.  Our Proxy Statement dated April 7, 2000, filed on March 31, 2000 in connection with our May 12, 2000 Annual Meeting of Stockholders (File No. 0-28018).

    4.  Our Current Report on Form 8-K, filed with the SEC on April 6, 2000 (File No. 0-28018).

    5.  The description of our common stock set forth in our Registration Statement on Form 8-A, filed with the SEC on March 12, 1996.

    We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in the Registration Statement, other than exhibits to such documents. You should direct any requests for documents to Andrea Klipfel, Investor Relations, 3420 Central Expressway, Santa Clara, California 95051, telephone: (408) 731-3300.

USE OF PROCEEDS

    Yahoo! will not receive proceeds from the purchase of common stock through Yahoo! StockDirect as a result of the open market purchases made under the Plan by Fleet National Bank, as Plan Agent.

FORWARD-LOOKING STATEMENTS

    This prospectus and the documents that are and will be incorporated into this prospectus contain forward-looking statements that involve risks and uncertainties. The outcome of the events described in these forward-looking statements is subject to risks and actual results could differ materially. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words like "believes," "expects," "may", "will," "should," "seeks," "pro forma," or "anticipates," and similar expressions. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to these differences include those discussed under "Risk Factors," beginning on page 3 and elsewhere in this prospectus and documents incorporated herein by reference.

Collateral Materials

[Introductory Letter]

May 2000

Dear Investor:

Yahoo! Inc., a global Internet communications, commerce and media company that offers a comprehensive branded network of services to more than 145 million individuals each month worldwide, now provides its investors a new way to purchase shares directly without using a broker. Yahoo! is pleased to introduce a direct stock purchase plan (Yahoo! StockDirect) designed to provide investors with a convenient, low-cost method of purchasing shares of Yahoo! common stock. In order to best serve our stockholders, we have taken steps to provide investors not only the traditional means of participation through a paper-based program, but true to the medium in which we live, also will be providing online registration and the ability to purchase shares online. By working with the Plan Agent, Fleet National Bank, and the online investor services company, StockPower, Inc., you may now invest in Yahoo! Common Stock more conveniently than ever before.

Participation in this Plan is offered only by means of a Prospectus. Before you enroll, read the enclosed Prospectus carefully, or obtain a free copy by logging onto http://dsp.yahoo.stockpower.com or by calling EquiServe, a service provider to the Plan Agent, at 1-877-YHOO-4-US (877-946-6487) for complete Plan details. Please retain the Prospectus for your future reference.

Some of the plan highlights will include:

  •
  Building your investment over time, starting with as little as $250 for new investors.

  •
  Once enrolled in Yahoo! StockDirect, you may make additional investments of $50 or more through automatic deductions from your checking account or through optional cash investments. The maximum cash investment is $150,000 per calendar year per investor.

  •
  Initial $5 enrollment fee (does not apply to current registered Yahoo! stockholders).

  •
  Optional cash investment purchase fee: $5 per transaction (plus service charge of approximately $.05 per share).

  •
  Automatic deduction optional cash investment purchase fee: $2 per transaction (plus service charge of approximately $.05 per share).

  •
  Shares are held in book-entry form, yet certificates can be printed and mailed upon request.

  •
  Shares may be sold or transferred and certificates may be withdrawn through online, written or telephone instructions.

  •
  Share sale fee: $10 per sale transaction (plus service charge of approximately $.12 per share).

Market purchases for the program will be made twice weekly—generally on Tuesday and Thursday. You may deposit your Yahoo! Common Stock certificates with Fleet National Bank and have the ownership of such stock maintained as part of your Plan account.

If you decide to participate in Yahoo! StockDirect via the online service provided by StockPower, you can enroll online. For more information on Internet enrollment, please visit StockPower's web site, http://dsp.yahoo.stockpower.com.

Once a StockPower member, you can make purchases by authorizing the withdrawal of funds from your bank account online. You can also link an existing paper based Yahoo! account to and view online any other StockPower accounts you may have. Other services accessible through StockPower would enable you to:

  •
  Review your Yahoo! stockholder account at any time, right from your own PC.

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  •
  Arrange for online sales of your shares held in Yahoo! StockDirect.

If you have questions about the Plan, or if you are not an existing Yahoo! registered stockholder and would like to become enrolled in the program and receive plan materials, please call Fleet National Bank toll free at 1-877-YHOO-4-US.

Yahoo! continues to value all of its customers and stockholders and hopes that you agree that through this plan, purchasing Yahoo! shares has never been more simple and convenient. We appreciate your continued support of the company.

Best regards,

/s/ TIM KOOGLE

Tim Koogle
Chairman and Chief Executive Officer

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[Marketing Brochure]

The Company

Yahoo! Inc. is a global Internet communications, commerce and media company that offers a comprehensive branded network of services to more than 145 million individuals each month worldwide. As the first online navigational guide to the Web, www.yahoo.com, is the leading guide in terms of traffic, advertising, household and business user reach, and is one of the most recognized brands associated with the Internet. The company also provides online business services designed to enhance the Web presence of Yahoo!'s clients, including audio and video streaming, store hosting and management, and Web site tools and services. The company's global Web network includes 22 local World properties outside the United States. Yahoo! has offices in Europe, the Asia Pacific, Latin America, Canada and the United States, and is headquartered in Santa Clara, Calif. Yahoo! is listed on the NASDAQ National Market and trades under the ticker symbol YHOO.

The Plan

Yahoo! is pleased to offer a direct stock purchase plan (Yahoo! StockDirect) designed to provide investors with a convenient, low-cost method of purchasing shares of Yahoo! common stock. Investors can easily enroll in the plan and engage in transactions online at http://dsp.yahoo.stockpower.com or by calling EquiServe* at 1-877-YHOO-4-US (877-946-6487).

* EquiServe is a service provider to Fleet National Bank, the Plan Agent.

For More Information

Participation in this Plan is offered only by means of a Prospectus. Before you enroll, read the enclosed Prospectus carefully, or obtain a free copy by logging onto http://dsp.yahoo.stockpower.com or by calling EquiServe at 1-877-YHOO-4-US (877-946-6487) for complete Plan details. Please retain the Prospectus for your future reference.

Plan Highlights

  •
  Build your investment over time, starting with as little as $250 for new investors.

  •
  Once enrolled in Yahoo! StockDirect, you may make additional investments of $50 or more through automatic deductions from your bank account or through optional cash investments. The maximum cash investment is $150,000 per calendar year per investor.

  •
  Shares are held in book-entry form, yet certificates can be printed and mailed upon request.

  •
  Shares may be sold or transferred and certificates may be withdrawn through online, written or telephone instructions.

Plan Fees*

  •
  Initial $5 enrollment fee (does not apply to current registered Yahoo! Stockholders)

  •
  Optional cash investment purchase fee: $5 per transaction (plus service charge of $.05 per share)

  •
  Automatic deduction optional cash investment purchase fee: $2 per transaction (plus service charge of $.05 per share)

  •
  Share sale fee: $10 per sale transaction (plus service charge of $.12 per share)

  *See the Prospectus for complete details.

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Frequently Asked Questions

How do I enroll in Yahoo! StockDirect?

Registered stockholders and other interested first-time investors can enroll in Yahoo! StockDirect by simply completing and executing an Initial Purchase Form. Enrollment forms, the Plan brochure, and the prospectus relating to the Plan can be reviewed by going to http://dsp.yahoo.stockpower.com or obtained by calling EquiServe at 1-877-YHOO-4-US (877-946-6487).

What is the minimum initial investment and can I make additional payments to the Plan?

The minimum initial investment is $250 for new investors. Once enrolled in Yahoo! StockDirect, you may make additional investments of $50 or more through automatic deductions from your checking account or through optional cash investments. The maximum cash investment is $150,000 per calendar year per investor.

What are the fees associated with the plan?*

The plan fees are as follows:

  •
  Initial $5 enrollment fee (does not apply to current registered Yahoo! Stockholders)

  •
  Optional cash investment purchase fee: $5 per transaction (plus service charge of $0.05 per share)

  •
  Automatic deduction optional cash investment purchase fee: $2 per transaction (plus service charge of $0.05 per share)

  •
  Share sale fee: $10 per sale transaction (plus service charge of $0.12 per share)

    *See the prospectus for complete details

How are shares purchased?

EquiServe plans to go to the market on behalf of all plan participants twice weekly, typically each Tuesday and Thursday. Shares will be distributed on a fractional basis determined by the plan participants' individual contributions.

Will I receive certificates for shares purchased?

For your convenience, EquiServe will maintain shares purchased under the Plan in book-entry form. You may, however, request a stock certificate at any time, free of charge, by going to http://dsp.yahoo.stockpower.com or by calling 1-877-YHOO-4-US (877-946-6487).

Do my shares pay a cash dividend?

No. At this time Yahoo! common stock does not pay a cash dividend.

How can I vote my shares?

You will receive proxy materials for all of your shares, and your shares will be voted in accordance with your direction.

How do I sell shares?

You can sell part or all of your shares at any time by accessing your account online through http://dsp.yahoo.stockpower.com or by contacting EquiServe at 1-877-YHOO-4-US (877-946-6487).

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How would I terminate my participation?

Your participation continues automatically until you request otherwise. If you choose, you can withdraw entirely from the program by giving written notice of termination to EquiServe. Upon termination, you will receive a certificate for the whole shares held for you under the plan and a check for cash representing any fractional shares based on the current market value.

This communication is not an offer to sell any securities of Yahoo! and it is not soliciting an offer to buy any securities of Yahoo!. The information in this communication is not complete and may be changed. Potential investors should carefully review the prospectus before investing through Yahoo! StockDirect.

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QuickLinks

TABLE OF CONTENTS
RISK FACTORS
PLAN SUMMARY
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
USE OF PROCEEDS
FORWARD-LOOKING STATEMENTS
Collateral Materials
[Introductory Letter]
[Marketing Brochure]